Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Kindred Biosciences, Inc., filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated October 1, 2013, relating to our audit of the financial statements of Kindred Biosciences, Inc. as of December 31, 2012 and for the period from September 25, 2012 (inception) through December 31, 2012, and to the reference to us under the heading “Experts”, included in the Registration Statement on Form S-1 (No. 333-192242) and related Prospectus of Kindred Biosciences, Inc. declared effective on December 11, 2013.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

December 11, 2013